
                                 AIRSENSORS, INC.
                        COMPUTATION OF NET INCOME PER SHARE
                    Nine months ended January 31, 1996 and 1995

                                  ---------------

                               Three months ended           Nine months ended
                                   January 31,                 January 31,
                           ------------------------    ------------------------
                              1996          1995           1996         1995
                           -----------  -----------    -----------  -----------
PRIMARY CALCULATION:

 Net income                $  543,774   $  807,100     $1,948,312   $2,152,879
 Dividends on
  preferred stock            (151,230)    (141,312)      (462,365)    (396,666)
                           -----------  -----------    -----------  -----------
 Net income applicable
  to common stock             392,544      665,788      1,485,947    1,756,213

 Add:  Effect of treasury
       stock on repayment
       of borrowings           83,323       49,190        208,576      133,879
                           -----------  -----------    -----------  -----------
 Net income applicable
  to common stock for
  calculation of net
  income per share            475,867      714,978      1,694,523    1,890,092


 Weighted average number
  of common shares
  outstanding               5,651,654    5,638,297      5,646,419    5,613,700

 Dilutive effect of
  outstanding stock
  options and warrants
  (As determined by
  application of the
  modified treasury
  stock method)               984,109      927,302        991,520      942,902
                           -----------  -----------    -----------  -----------

 Weighted average number
  of common shares, as
  adjusted for cal-
  culation of net
  income per share          6,635,763    6,565,599      6,637,939    6,556,602
                           ===========  ===========    ===========  ===========
 Net income per share           $0.07        $0.11          $0.26       $0.29
                           ===========  ===========    ===========  ===========


FULLY DILUTED CALCULATION:

 Net income applicable
  to common stock for
  calculation of net
  income per share before
  effect of treasury
  stock on repayment
  of borrowings               392,544      665,788      1,485,947    1,756,213

 Add:  Effect of treasury
       stock on repayment
       of borrowings           83,323       43,543        208,576      133,255
                           -----------  -----------    -----------  -----------
 Net income applicable
  to common stock for
  calcuation of net
  income per share            475,867      709,331      1,694,523    1,889,468

 Weighted average number
  of common shares
  outstanding               5,651,654    5,638,297      5,646,419    5,613,700

 Dilutive effect of
  outstanding stock
  options and warrants
  (As determined by
  application of the
  modified treasury
  stock method)               984,109      927,302        991,520      942,902
                           -----------  -----------    -----------  -----------
 Weighted average number
  of common shares,
  as adjusted for cal-
  culation of net
  income per share          6,635,763    6,565,599      6,637,939    6,556,602
                           ===========  ===========    ===========  ===========
 Net income per share           $0.07        $0.11          $0.26        $0.29
                           ===========  ===========    ===========  ===========

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(1) The conversion of preferred stock was not assumed since its effect would be antidilutive.